Exhibit 99.2

AUTODESK, INC. (ADSK)
FISCAL SECOND QUARTER 2011 EARNINGS ANNOUNCEMENT
AUGUST 12, 2010
PREPARED REMARKS

Autodesk is posting a copy of these prepared remarks and its press release to its investor Website.  These prepared remarks are offered to provide shareholders and analysts with additional time and detail for analyzing our results in advance of our quarterly conference call. As previously scheduled, the conference call will begin today, August 12, 2010 at 2:00 pm PDT (5:00 pm EDT) and will include only brief comments followed by questions and answers. These prepared remarks will not be read on the call.

To access the live broadcast of the question and answer session, please visit the Investor Relations section of Autodesk’s Website at www.autodesk.com/investor.  A complete reconciliation between GAAP and non-GAAP results is provided in the tables following these prepared remarks.

Second Quarter Fiscal 2011 Overview
Autodesk experienced year-over-year growth in each major geography leading to stronger than expected year-over-year revenue growth for the company.  Revenue results in our international geographies were particularly solid with all of our top 5 countries showing year-over-year growth.  We experienced strong year-over-year growth in several key areas including operating margin, revenue from commercial new licenses, and cash flow from operations.  Strong revenue results coupled with ongoing cost controls led to greatly improved operating margin and earnings per share compared to the second quarter last year.

•	Revenue was $473 million, an increase of 14 percent as compared to the second quarter of fiscal 2010, and approximately flat sequentially.
•	GAAP operating margin was 17 percent, compared to 1 percent in the second quarter last year, and 11 percent in the first quarter of fiscal 2011.
•	Non-GAAP operating margin was 25 percent, compared to 16 percent in the second quarter last year, and 20 percent in the first quarter of fiscal 2011.
•
On a GAAP basis, diluted earnings per share were $0.25, compared to diluted earnings per share of $0.05 in the second quarter of fiscal 2010, and diluted earnings per share of $0.16 in the first quarter of fiscal 2011.

•
On a non-GAAP basis, diluted earnings per share were $0.36, compared to non-GAAP diluted earnings per share of $0.24 in the second quarter of fiscal 2010, and non-GAAP diluted earnings per share of $0.29 in the first quarter of fiscal 2011.

•
Cash flow from operating activities was $112 million, an increase compared to $47 million in the second quarter of fiscal 2010, and a decrease compared to $139 million in the first quarter of fiscal 2011.

•	Revenue from commercial new licenses continued its momentum growing 46 percent compared to the second quarter last year and 18 percent sequentially.

Revenue Analysis

(in millions)	2Q 2010	3Q 2010	4Q 2010	1Q 2011	2Q 2011
Total net revenue	$415	$417	$456	$475	$473
License and other revenue	$231	$236	$270	$280	$281
Maintenance revenue	$184	$181	$186	$195	$192

Total net revenue for the second quarter was $473 million as reported, an increase of 14 percent as compared to the second quarter of fiscal 2010, and approximately flat sequentially.  On a constant currency basis, revenue for the second quarter increased 13 percent compared to the second quarter of fiscal 2010, and was flat sequentially.

License and other revenue was $281 million, an increase of 22 percent compared to the second quarter last year, and flat sequentially.

Maintenance revenue was $192 million, an increase of 4 percent compared to the second quarter last year, and a decrease of 1 percent sequentially.

Maintenance billings increased 6 percent year-over-year, and decreased 22 percent sequentially.  The sequential decrease in maintenance billings is primarily related to the first quarter one-time benefit from the product upgrade promotion and typical seasonality.

The sequential revenue comparisons above were negatively impacted by a one-time benefit of approximately $15 million in upgrade revenue related promotions and a price change in the first quarter.

Maintenance renewal rates increased sequentially and year-over-year.

Given the recent foreign exchange volatility, we would like to provide a brief summary of how we handle foreign currency exchange hedging.  A few points to call out include:

•
Autodesk does not conduct foreign currency exchange hedging for speculative purposes.  The primary purpose of our hedging program is to limit our risk of loss on foreign denominated cash flows and to partially reduce variability that would otherwise impact our financial results from currency fluctuations.

•
We utilize cash flow hedges on revenue and certain operating expenses in major currencies.  We hedge our net exposures using a four quarter rolling layered hedge.  The closer to the current time period, the more we are hedged.

•	The major currencies we hedge include the euro, yen, pound sterling, Canadian dollar, and Swiss franc. The euro is the primary exposure for the company.
•
When we report results on a constant currency basis, it attempts to report the changes in the underlying business operations by eliminating fluctuations caused by changes in foreign currency exchange rates and hedge gains or losses recorded within the current period.

Revenue by Geography

Revenue by Geography (in millions)	2Q 2010	3Q 2010	4Q 2010	1Q 2011	2Q 2011
EMEA	$157	$159	$188	$199	$189
Americas	$159	$164	$168	$161	$168
Asia Pacific	$99	$94	$100	$115	$116

Emerging Economies	$63	$62	$73	$68	$71
Emerging as a percentage of Total Revenue	15%	15%	16%	14%	15%

Revenue in EMEA was $189 million, an increase of 20 percent compared to the second quarter of fiscal 2010 as reported and 19 percent on a constant currency basis.  EMEA revenue decreased 5 percent sequentially as reported and 4 percent on a constant currency basis.  The sequential decrease is primarily related to a one-time benefit in upgrade revenue last quarter.

Revenue in the Americas was $168 million, an increase 6 percent compared to the second quarter last year and 4 percent sequentially.  The Americas posted year-over-year growth for the first time since the second quarter of fiscal 2009.

Revenue in Asia Pacific was $116 million, an increase of 17 percent compared to the second quarter of fiscal 2010 as reported and 14 percent on a constant currency basis.  Revenue in Asia Pacific increased 1 percent sequentially as reported and 2 percent on a constant currency basis.

Revenue from emerging economies was $71 million and increased 13 percent compared to the second quarter of fiscal 2010 as reported and 14 percent on a constant currency basis.  Revenue from emerging economies increased 5 percent sequentially as reported and6 percent on a constant currency basis.

Revenue by Product Type

Model-based design products as a % of Total Revenue	2Q 2010	3Q 2010	4Q 2010	1Q 2011	2Q 2011
Model-Based Design Products Revenue %	29%	29%	29%	29%	29%

Revenue from our model-based design products was $138 million, an increase of 14 percent compared to the second quarter last year, and flat sequentially.  Year-over-year growth in our model-based design products was led by growth in our Inventor and Revit families of products.

Our horizontal design products, which consist primarily of AutoCAD and AutoCAD LT, grew 25 percent compared to the second quarter last year and declined 5 percent sequentially.  Revenue from vertical design products, such as AutoCAD Architecture and AutoCAD Mechanical, increased 14 percent compared to the second quarter last year and was flat sequentially. Combined revenue from horizontal design products and vertical design products was $231 million, an increase of 22 percent compared to the second quarter last year and a decrease of 3 percent sequentially.

Revenue by Business Segment

Revenue by Segment (in millions)	2Q 2010	3Q 2010	4Q 2010	1Q 2011	2Q 2011
Platform Solutons and Emerging Business	$150	$154	$165	$184	$177
Architecture, Engineering and Construction	$123	$125	$137	$137	$133
Manufacturing	$95	$90	$108	$108	$113
Media and Entertainment	$47	$48	$46	$46	$50

Revenue from our Platform Solutions and Emerging Business segment was $177 million, an increase of 19 percent compared to the second quarter last year and a decrease of 3 percent sequentially.

Revenue from our AEC business segment was $133 million, an increase of 8 percent compared to the second quarter last year and a decrease of 3 percent sequentially.  Revenue from our Revit family of products increased 20 percent compared to the second quarter last year and 4 percent sequentially.

Revenue from our Manufacturing business segment was $113 million, an increase of 18 percent compared to the second quarter last year and 4 percent sequentially.  Revenue from the Inventor family of products increased 16 percent compared to the second quarter last year and was flat sequentially.

Revenue from our Media and Entertainment business segment was $50 million, an increase of 6 percent compared to the second quarter last year and 8 percent sequentially.  Revenue from animation products increased 7 percent compared to the second quarter last year and 4 percent sequentially.  Revenue from Creative Finishing (previously known as Advanced Systems) increased 5 percent compared to the second quarter last year and 16 percent sequentially.

Margins and EPS Review

Gross Margin	2Q 2010	3Q 2010	4Q 2010	1Q 2011	2Q 2011
Gross Margin - GAAP	88%	89%	90%	89%	90%
Gross Margin - Non-GAAP	90%	92%	92%	91%	92%

Operating Expenses (in millions)	2Q 2010	3Q 2010	4Q 2010	1Q 2011	2Q 2011
Operating Expenses - GAAP	$362	$346	$356	$373	$345
Operating Expenses - Non-GAAP	$308	$305	$331	$336	$317

Operating Margin	2Q 2010	3Q 2010	4Q 2010	1Q 2011	2Q 2011
Operating Margin - GAAP	1%	6%	12%	11%	17%
Operating Margin - Non-GAAP	16%	18%	20%	20%	25%

Earnings Per Share	2Q 2010	3Q 2010	4Q 2010	1Q 2011	2Q 2011
Diluted Net Income (Loss) Per Share - GAAP	$0.05	$0.13	$0.21	$0.16	$0.25
Diluted Net Income Per Share - Non-GAAP	$0.24	$0.27	$0.30	$0.29	$0.36

Autodesk remained focused on controlling expenses in the second quarter.  GAAP total spend (GAAP cost of revenue plus GAAP operating expenses) decreased year-over-year and sequentially.  GAAP total spend decreased year-over-year primarily due to lower restructuring charges.  Non-GAAP total spend (non-GAAP cost of revenue plus non-GAAP operating expenses) increased slightly year-over-year and declined sequentially.

GAAP gross margin in the second quarter was 90 percent.  Non-GAAP gross margin in the second quarter was 92 percent.

GAAP operating margin was 17 percent, compared to 1 percent in the second quarter last year.  The improvement was driven primarily by lower restructuring costs.  GAAP operating margin increased 6 percentage points sequentially from 11 percent in the first quarter of fiscal 2011 primarily related to lower restructuring charges and lower operating expenses.  Non-GAAP operating margin was 25 percent compared to 16 percent in the second quarter last year driven by higher revenue.  Non-GAAP operating margin increased 5 percentage points on a sequential basis from 20 percent in the first quarter of fiscal 2011 driven primarily by lower operating expenses.

Autodesk expects total spend to be higher in the second half of fiscal 2011 compared to the first half due to typical seasonality of expenses as well as increased investments in revenue generating initiatives.

The second quarter effective tax rate was 25 percent for our GAAP results and 27 percent for our non-GAAP results.

Earnings per diluted share for the second quarter were $0.25 GAAP and $0.36 non-GAAP.

A complete reconciliation between GAAP and non-GAAP results is provided in the tables following these prepared remarks.

Foreign Exchange Impact

Favorable (Unfavorable) Impact of U.S. Dollar Translation Relative to Foreign Currencies Compared to Comparable Prior Year Period (in millions)	2Q 2010	3Q 2010	4Q 2010	1Q 2011	2Q 2011
FX Impact on Total Net Revenue	$(30)	$(16)	$9	$21	$5
FX Impact on Operating Expenses	$14	$2	$(10)	$(11)	$0
FX Impact on Operating Income (Loss)	$(16)	$(14)	$(1)	$10	$5

Foreign currency impact includes the foreign currency impact to revenue from our hedging program.

Compared to the second quarter of last year, the impact of foreign currency exchange rates in the second quarter was $5 million favorable on revenue and had no impact on expenses.

Compared to the first quarter of fiscal 2011, the foreign currency impact was $3 million unfavorable on revenue and $3 million favorable on expenses.

Balance Sheet Items and Cash Review

Financial Statistics (in millions)	2Q 2010	3Q 2010	4Q 2010	1Q 2011	2Q 2011
Total Cash and Marketable Securities	$1,029	$1,054	$1,126	$1,239	$1,271
Days Sales Outstanding	49	47	55	42	44
Capital Expenditures	$11	$6	$9	$6	$5
Cash Flow from Operating Activities	$47	$47	$126	$139	$112
Depreciation and Amortization	$28	$29	$27	$27	$26
Deferred Revenue	$502	$470	$517	$544	$526

Total cash and investments at the end of the second quarter was approximately $1.3 billion.

During the second quarter Autodesk used $70 million to repurchase 2.5 million shares of common stock at an average price of $28.15 per share.  Year-to-date, Autodesk has used $129 million to repurchase 4.5 million shares of common stock at an average repurchase price of $28.70 per share.

Cash flow from operating activities during the second quarter was $112 million, an increase of 136 percent compared to the second quarter last year and a decrease of 20 percent sequentially.

Shippable backlog at the end of the second quarter was $21 million, a decrease of $1 million sequentially.

Deferred revenue was $526 million, an increase of 5 percent compared to the second quarter last year and a decrease of 3 percent sequentially.  The year-over-year increase is primarily due the year-over-year increase in subscription billings.  The sequential decrease is primarily due to a seasonal decline in subscription billings.

Total backlog at the end of the second quarter, including deferred revenue and shippable backlog orders was $548 million, an increase of $30 million compared to the second quarter of last year and a decrease of $18 million sequentially.

Channel inventory at the end of the second quarter decreased year-over-year in both weeks and dollars and increased slightly sequentially in both weeks and dollars.  At the end of the second quarter, channel inventory was about 2 weeks.

Days sales outstanding was 44 days, a decrease of 5 days compared to the second quarter last year and an increase of 2 days sequentially.  The sequential increase is primarily a result of typical billings linearity in the quarter compared to the first quarter of fiscal 2011, when billings were unusually strong in the first half of the quarter resulting from the upgrade promotion.

Business Outlook

Our guidance is based on our current expectations and the information we have available today, including currency exchange rates.  A portion of the projected euro and yen denominated revenue for our third quarter fiscal 2011 has been hedged, which should help reduce the impact of currency fluctuations on our third quarter results.  However, over an extended period of time currency fluctuations will increasingly impact our results.

Third Quarter Fiscal 2011

3Q FY11 Guidance Metrics	3Q FY11 (ending October 31, 2010)
Revenue (in millions)	$450 to $475
EPS - GAAP	$0.18 to $0.23
EPS - Non-GAAP	$0.28 to $0.33

Third quarter outlook assumes an effective tax rate of 25 percent for our GAAP results and an effective tax rate of 27 percent for our non-GAAP results.  The effective tax rates for both GAAP and non-GAAP results exclude any benefit from the federal research and development tax credit that expired at the end of 2009. Non-GAAP earnings per diluted share exclude $0.06 related to stock-based compensation expense, and $0.04 for amortization of acquisition related intangibles.

Autodesk is not providing specific revenue or EPS guidance for fiscal 2011 at this time.  However, GAAP operating margin for the full year fiscal 2011 is expected to increase significantly compared to fiscal 2010.  Autodesk anticipates non-GAAP operating margin to increase between 400 and 450 basis points for full year fiscal 2011 compared to fiscal 2010. This margin guidance includes the impact of increased investments in revenue generating growth initiatives in the second half of the fiscal year compared to the first half.

For fiscal 2011, non-GAAP operating margin excludes stock-based compensation expense, amortization of acquisition related intangibles, and restructuring charges.

Safe Harbor Statement
These prepared remarks contain forward-looking statements that involve risks and uncertainties, including statements in the paragraphs under “Business Outlook”, statements regarding anticipated market, economic, maintenance billings, and revenue trends, cost savings, operational and efficiency investments, revenue performance (including by geography and product), margin improvement, market and product positions and other statements regarding our expected strategies, performance and results.  There are a significant number of factors that could cause actual results to differ materially from statements made in these remarks, including:  general market, economic and business conditions, our performance in particular geographies, including emerging economies, the financial and business condition of our reseller and distribution channels, fluctuation in foreign currency exchange rates, the success of our foreign currency hedging program, failure to maintain cost reductions and productivity increases, slowing momentum in maintenance revenues, failure to achieve sufficient sell-through in our channels for new or existing products, pricing pressure, failure to successfully expand adoption of our horizontal design products, our vertical design products and model-based design products, difficulties encountered in integrating new or acquired businesses and technologies, the inability to identify and realize the anticipated benefits of acquisitions, unexpected fluctuations in our tax rate, the timing and degree of expected investments in growth and efficiency opportunities, changes in the timing of product releases and retirements, failure of key new applications to achieve anticipated levels of customer acceptance, failure to achieve continued success in technology advancements, interruptions or terminations in the business of Autodesk consultants, the expense or impact of legal or regulatory proceedings, and any unanticipated accounting charges.

Further information on potential factors that could affect the financial results of Autodesk are included in Autodesk’s report on Form 10-K for the year ended January 31, 2010 and Form 10-Q for the quarter ended April 30, 2010, which are on file with the U.S. Securities and Exchange Commission.  Autodesk does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

© 2010 Autodesk, Inc. All rights reserved.

# # #

Other Supplemental Financial Information*
Fiscal Year 2011	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2011
Financial Statistics ($ in millions, except per share data):
Total Net Revenue	$475	$473			$947
License and Other Revenue	$280	$281			$560
Maintenance Revenue	$195	$192			$387

GAAP Gross Margin	89%	90%			89%
Non-GAAP Gross Margin (1)(2)	91%	92%			91%

GAAP Operating Expenses	$373	$345			$717
GAAP Operating Margin	11%	17%			14%
GAAP Net Income	$37	$60			$97
GAAP Diluted Net Income Per Share	$0.16	$0.25			$0.41

Non-GAAP Operating Expenses (1)(3)	$336	$317			$652
Non-GAAP Operating Margin (1)(4)	20%	25%			22%
Non-GAAP Net Income (1)(5)	$68	$85			$153
Non-GAAP Diluted Net Income Per Share (1)(6)	$0.29	$0.36			$0.65

Total Cash and Marketable Securities	$1,239	$1,271			$1,271
Days Sales Outstanding	42	44			44
Capital Expenditures	$6	$5			$11
Cash from Operations	$139	$112			$251
GAAP Depreciation and Amortization	$27	$26			$53

Deferred Maintenance Revenue Balance	$492	$473			$473

Revenue by Geography (in millions):
Americas	$161	$168			$330
Europe, Middle East and Africa	$199	$189			$387
Asia Pacific	$115	$116			$230

Revenue by Segment (in millions):
Platform Solutions and Emerging Business	$184	$177			$361
Architecture, Engineering and Construction	$137	$133			$270
Manufacturing	$108	$113			$221
Media and Entertainment	$46	$50			$95
Other	$-	$-			$-

Other Revenue Statistics:
% of Total Rev from AutoCAD and AutoCAD LT	36%	34%			35%
% of Total Rev from Model-based Design Products	29%	29%			29%
% of Total Rev from Emerging Economies	14%	15%			15%
Upgrade Revenue (in millions)	$51	$18			$70

Favorable (Unfavorable) Impact of U.S. Dollar Translation Relative to Foreign
Currencies Compared to Comparable Prior Year Period ** (in millions):
FX Impact on Total Net Revenue	$21	$5			$26
FX Impact on Total Operating Expenses	$(11)	$-			$(11)
FX Impact on Operating Income	$10	$5			$15

Gross Margin by Segment (in millions):
Platform Solutions and Emerging Business	$173	$168			$341
Architecture, Engineering and Construction	$123	$122			$245
Manufacturing	$100	$105			$205
Media and Entertainment	$36	$38			$74
Unallocated amounts	$(9)	$(9)			$(17)

Common Stock Statistics:
Common Shares Outstanding	229,400,000	227,200,000			227,200,000
Fully Diluted Weighted Average Shares Outstanding	234,600,000	233,800,000			234,500,000
Shares Repurchased	2,000,000	2,500,000			4,500,000

Installed Base Statistics:
Maintenance Installed Base	2,383,000	2,631,000			2,631,000

* Totals may not agree with the sum of the components due to rounding.
** Includes favorable (unfavorable) revenue impact from our hedging program during the fiscal quarter.

(1) To supplement our consolidated financial statements presented on a GAAP basis, Autodesk provides investors with certain non-GAAP measures including non-GAAP net income, non-GAAP net income per share, non-GAAP cost of license and other revenue, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP total spend, non-GAAP income from operations and non-GAAP provision for income taxes. These non-GAAP financial measures are adjusted to exclude certain costs, expenses, gains and losses, including stock-based compensation expense, restructuring charges, amortization of purchased intangibles and related income tax expenses. See our reconciliation of GAAP financial measures to non-GAAP financial measures herein. We believe these exclusions are appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future, as well as to facilitate comparisons with our historical operating results. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of Autodesk's underlying operational results and trends and our marketplace performance. For example, the non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results. In addition, these non-GAAP financial measures are among the primary indicators management uses as a basis for our planning and forecasting of future periods.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with generally accepted accounting principles in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying Autodesk's press release.

	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2011
(2) GAAP Gross Margin	89%	90%			89%
Stock-based compensation expense	0%	0%			0%
Amortization of developed technology	2%	2%			2%
Non-GAAP Gross Margin	91%	92%			91%

(3) GAAP Operating Expenses	$373	$345			$717
Stock-based compensation expense	(24)	(20)			(44)
Amortization of customer relationships and trade names	(6)	(6)			(12)
Restructuring charges	(7)	(2)			(9)
Non-GAAP Operating Expenses	$336	$317			$652

(4) GAAP Operating Margin	11%	17%			14%
Stock-based compensation expense	5%	5%			5%
Amortization of developed technology	2%	2%			2%
Amortization of customer relationships and trade names	1%	1%			1%
Restructuring charges	1%	0%			0%
Non-GAAP Operating Margin	20%	25%			22%

(5) GAAP Net Income	$37	$60			$97
Stock-based compensation expense	24	21			45
Amortization of developed technology	8	8			16
Amortization of customer relationships and trade names	6	6			12
Restructuring charges	7	2			9
Discrete GAAP tax provision items (7)	(2)	-			(2)
Income tax effect of non-GAAP adjustments	(12)	(12)			(24)
Non-GAAP Net Income	$68	$85			$153

(6) GAAP Diluted Net Income Per Share	$0.16	$0.25			$0.41
Stock-based compensation expense	0.10	0.09			0.19
Amortization of developed technology	0.03	0.03			0.06
Amortization of customer relationships and trade names	0.03	0.03			0.06
Restructuring charges	0.03	0.01			0.04
Discrete GAAP tax provision items (7)	(0.01)	-			(0.01)
Income tax effect of non-GAAP adjustments	(0.05)	(0.05)			(0.10)
Non-GAAP Diluted Net Income Per Share	$0.29	$0.36			$0.65

(7) Effective in the second quarter of fiscal 2011, Autodesk began excluding certain discrete GAAP tax provision items for purposes of its non-GAAP financial measures. Prior period non-GAAP income tax expense, net income and earnings per share amounts have been revised to conform to the current period presentation.

GAAP total spend (Cost of revenue plus Total operating expenses)	$424	$393			$817
Stock-based compensation expense	(24)	(21)			(45)
Amortization of developed technology	(8)	(8)			(16)
Amortization of customer relationships and trademarks	(6)	(6)			(12)
Restructuring charges	(7)	(2)			(9)
Non-GAAP total spend (Cost of revenue plus Total operating expenses)	$379	$356			$735

Fiscal Year 2010	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2010
Financial Statistics ($ in millions, except per share data):
Total net revenue	$426	$415	$417	$456	$1,714
License and other revenue	$244	$231	$236	$270	$981
Maintenance revenue	$182	$184	$181	$186	$733

GAAP Gross Margin	88%	88%	89%	90%	89%
Non-GAAP Gross Margin (1)(2)	90%	90%	92%	92%	91%

GAAP Operating Expenses	$393	$362	$346	$356	$1,456
GAAP Operating Margin	-5%	1%	6%	12%	4%
GAAP Net Income (Loss)	$(32)	$10	$30	$50	$58
GAAP Diluted Net Income (Loss) Per Share	$(0.14)	$0.05	$0.13	$0.21	$0.25

Non-GAAP Operating Expenses (1)(3)	$327	$308	$305	$331	$1,271
Non-GAAP Operating Margin (1)(4)	13%	16%	18%	20%	17%
Non-GAAP Net Income (1)(5)	$42	$56	$61	$69	$229
Non-GAAP Diluted Net Income Per Share (1)(6)	$0.18	$0.24	$0.26	$0.29	$0.98

Total Cash and Marketable Securities	$966	$1,029	$1,054	$1,126	$1,126
Days Sales Outstanding	49	49	47	55	55
Capital Expenditures	$14	$11	$6	$9	$39
Cash from Operations	$27	$47	$47	$126	$247
GAAP Depreciation and Amortization	$27	$28	$29	$27	$111

Deferred Maintenance Revenue Balance	$469	$444	$420	$464	$464

Revenue by Geography (in millions):
Americas	$163	$159	$164	$168	$655
Europe, Middle East and Africa	$167	$157	$159	$188	$671
Asia Pacific	$96	$99	$94	$100	$388

Revenue by Segment (in millions):
Platform Solutions and Emerging Business	$156	$150	$154	$165	$624
Architecture, Engineering and Construction	$128	$123	$125	$137	$514
Manufacturing	$94	$95	$90	$108	$387
Media and Entertainment	$48	$47	$48	$46	$189
Other	$-	$-	$-	$-	$-

Other Revenue Statistics:
% of Total Rev from AutoCAD and AutoCAD LT	33%	31%	32%	31%	32%
% of Total Rev from Model-based Design Products	29%	29%	29%	29%	29%
% of Total Rev from Emerging Economies	14%	15%	15%	16%	15%
Upgrade Revenue (in millions)	$43	$26	$26	$37	$133

Favorable (Unfavorable) Impact of U.S. Dollar Translation Relative to Foreign
Currencies Compared to Comparable Prior Year Period *** (in millions):
FX Impact on Total Net Revenue	$(30)	$(30)	$(16)	$9	$(66)
FX Impact on Total Operating Expenses	$22	$14	$2	$(10)	$28
FX Impact on Operating Income (Loss)	$(8)	$(16)	$(14)	$(1)	$(38)

Gross Margin by Segment (in millions):
Platform Solutions and Emerging Business	$146	$140	$147	$157	$590
Architecture, Engineering and Construction	$116	$110	$113	$125	$465
Manufacturing	$86	$88	$84	$101	$359
Media and Entertainment	$34	$36	$38	$37	$144
Unallocated amounts	$(9)	$(9)	$(10)	$(8)	$(36)

Common Stock Statistics:
Common Shares Outstanding	228,200,000	229,600,000	229,700,000	228,900,000	228,900,000
GAAP Fully Diluted Weighted Average Shares Outstanding	227,100,000	232,300,000	232,900,000	233,200,000	232,100,000
Shares Repurchased	-	-	1,700,000	1,000,000	2,700,000

Installed Base Statistics:
Maintenance Installed Base **	1,719,000	2,299,000	2,236,000	2,250,000	2,250,000

* Totals may not agree with the sum of the components due to rounding.
** The second quarter of fiscal 2010 maintenance installed base includes a one-time adjustment of 581,000 educational seats for users migrated to a standard educational maintenance plan. These users were not previously captured in our maintenance installed base.

*** Includes favorable (unfavorable) revenue impact from our hedging program during the fiscal quarter.

(1) To supplement our consolidated financial statements presented on a GAAP basis, Autodesk provides investors with certain non-GAAP measures including non-GAAP net income, non-GAAP net income per share, non-GAAP cost of license and other revenue, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP total spend, non-GAAP income from operations and non-GAAP provision for income taxes. These non-GAAP financial measures are adjusted to exclude certain costs, expenses, gains and losses, including stock-based compensation expense, restructuring charges, amortization of purchased intangibles, goodwill impairment, establishment of a valuation allowance on certain deferred tax assets and related income tax expenses. See our reconciliation of GAAP financial measures to non-GAAP financial measures herein. We believe these exclusions are appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future, as well as to facilitate comparisons with our historical operating results. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of Autodesk's underlying operational results and trends and our marketplace performance. For example, the non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results. In addition, these non-GAAP financial measures are among the primary indicators management uses as a basis for our planning and forecasting of future periods.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with generally accepted accounting principles in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying Autodesk's press release.

	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2010
(2) GAAP Gross Margin	88%	88%	89%	90%	89%
Stock-based compensation expense	0%	0%	0%	0%	0%
Amortization of developed technology	2%	2%	3%	2%	2%
Non-GAAP Gross Margin	90%	90%	92%	92%	91%

(3) GAAP Operating Expenses	$393	$362	$346	$356	$1,457
Stock-based compensation expense	(22)	(21)	(30)	(19)	(91)
Amortization of customer relationships and trade names	(6)	(7)	(6)	(6)	(26)
Restructuring charges	(17)	(26)	(5)	-	(48)
Impairment of goodwill	(21)	-	-	-	(21)
Non-GAAP Operating Expenses	$327	$308	$305	$331	$1,271

(4) GAAP Operating Margin	-5%	1%	6%	12%	4%
Stock-based compensation expense	5%	5%	7%	4%	5%
Amortization of developed technology	2%	2%	2%	2%	2%
Amortization of customer relationships and trade names	2%	2%	2%	2%	2%
Restructuring charges	4%	6%	1%	0%	3%
Impairment of goodwill	5%	0%	0%	0%	1%
Non-GAAP Operating Margin	13%	16%	18%	20%	17%

(5) GAAP Net Income (Loss)	$(32)	$10	$30	$50	$58
Stock-based compensation expense	23	21	30	19	93
Amortization of developed technology	8	8	9	8	33
Amortization of customer relationships and trade names	6	7	6	6	26
Establishment of valuation allowance on deferred tax assets	21	-	-	-	21
Impairment of goodwill	21	-	-	-	21
Restructuring charges	17	26	5	-	48
Discrete GAAP tax provision items (7)	(1)	-	(8)	(4)	(13)
Income tax effect of non-GAAP adjustments	(21)	(16)	(11)	(10)	(58)
Non-GAAP Net Income	$42	$56	$61	$69	$229

(6) GAAP Diluted Net Income (Loss) Per Share	$(0.14)	$0.05	$0.13	$0.21	$0.25
Stock-based compensation expense	0.10	0.09	0.13	0.08	0.40
Amortization of developed technology	0.04	0.03	0.04	0.03	0.14
Amortization of customer relationships and trade names	0.03	0.03	0.02	0.03	0.11
Establishment of valuation allowance on deferred tax assets	0.09	-	-	-	0.09
Impairment of goodwill	0.09	-	-	-	0.09
Restructuring charges	0.07	0.11	0.02	-	0.21
Discrete GAAP tax provision items (7)	-	-	(0.03)	(0.02)	(0.05)
Income tax effect of non-GAAP adjustments	(0.10)	(0.07)	(0.05)	(0.04)	(0.26)
Non-GAAP Diluted Net Income Per Share	$0.18	$0.24	$0.26	$0.29	$0.98

(7) Effective in the second quarter of fiscal 2011, Autodesk began excluding certain discrete GAAP tax provision items for purposes of its non-GAAP financial measures. Prior period non-GAAP income tax expense, net income and earnings per share amounts have been revised to conform to the current period presentation.

GAAP total spend (Cost of revenue plus Total operating expenses)	$445	$412	$391	$400	$1,648
Stock-based compensation expense	(23)	(21)	(30)	(19)	(93)
Amortization of developed technology	(8)	(8)	(9)	(8)	(33)
Amortization of customer relationships and trademarks	(6)	(7)	(6)	(6)	(25)
Impairment of goodwill	(21)	-	-	-	(21)
Restructuring charges	(17)	(26)	(5)	-	(48)
Non-GAAP total spend (Cost of revenue plus Total operating expenses)	$370	$350	$340	$367	$1,427